Exhibit 10.1

RAMBUS INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is by and between Rambus Inc. (the “Company”) and Ronald Black (“Executive”).

1.    Duties and Scope of Employment.

(a)    Positions and Duties. This Agreement will be effective as of June 26, 2017 (the “Effective Date”). As of the Effective Date, Executive will continue to serve as the Company’s President and Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”) and will continue to render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b)    Board Membership. Executive currently serves as a member of the Board. Following the Effective Date, Executive’s continued service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other officer and director positions held at the Company and its affiliates) voluntarily, without any further action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect his resignation.

(c)    Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with the Company’s Code of Business Conduct and Ethics. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, including membership of boards of directors or advisors, for any direct or indirect remuneration without the prior approval of the Board.

(d)    Location. Executive acknowledges that the Company’s principal executive offices are currently located in Sunnyvale, California. Executive’s principal place of employment shall continue to be the Company’s principal executive offices. Executive agrees that he will be regularly present at the Company’s principal executive offices to perform his duties hereunder. Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

(e)    Representation. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that as of the date of this Agreement, other than those disclosed to the Company in writing, there are no threatened, pending, or actual claims against Executive of which he is aware as a result of his employment with any previous employer or his membership on any boards of directors.

(f)    Other Entities. Executive agrees to serve and may be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

2.    Term. This Agreement will commence on the Effective Date and will remain in effect through June 26, 2022; provided, however, that Sections 8 and 9 of this Agreement shall survive the lapse of the term of this Agreement and shall be binding on both parties with respect to any termination of Executive’s employment triggering severance benefits under Section 9 that occurs prior to the lapsing of the term of this Agreement. Notwithstanding the foregoing provisions of this paragraph, (a) if a Change of Control occurs when there are fewer than twelve (12) months remaining during the term of this Agreement, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 11(d) hereof has occurred (the “Initial Grounds”), and the expiration date of the Company cure period (as referenced in Section 11(d)) with respect to such Initial Grounds could occur following the expiration of the term of the Agreement, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of such cure period, but such extension of the term will only apply with respect to the Initial Grounds.

3.    At-Will Employment. Executive and the Company agree that Executive’s employment with Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason (as each such term is defined in Section 11 below), at the option either of the Company or the Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

4.    Compensation.

(a)    Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $555,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b)    Annual Incentive. Executive will be eligible to receive annual incentives payable for the achievement of performance goals established by the Compensation Committee of the Board (the “Compensation Committee”) following consultation with the Executive, with a target bonus at least equal to 100% of Executive’s Base Salary (the “Target Bonus”) and a maximum bonus at least equal to 200% of Executive’s Base Salary. For the Company’s 2017 fiscal year, Executive’s target bonus will equal 130% of Executive’s Base Salary with a maximum bonus of 260% of Executive’s Base Salary. The actual earned Target Bonus, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee of the Board are achieved or exceeded (the “Earned Bonus”). All annual incentive payments are contingent upon Executive remaining employed with the Company through the payment date. In no event shall payment of any Earned Bonus be made later than March 15th of the year following the year to which the Earned Bonus relates.

(c)    Equity. Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.    Employee Benefits.

(a)    Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

(b)    Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

6.    Expenses.

(a)    General. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, the Company shall reimburse Executive up to $15,000 for reasonable attorneys’ fees incurred in the negotiation, preparation, and execution of this Agreement.

(b)    Relocation Expenses. The Company will reimburse Executive for reasonable relocation related expenses for relocating Executive’s European residence from Paris, France to Rotterdam, Netherlands, which would include moving expenses and real estate fees, not to exceed $200,000 in the aggregate. For these purposes, the Company’s finance department will use an exchange rate in effect at the time the expenses are submitted for reimbursement consistent with Company policy and past practice. Any taxable reimbursement will be subject to the provisions of Section 23(e).

7.    Term and Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary and Earned Bonus(es) accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (d) unreimbursed business and other expenses required to be reimbursed to Executive pursuant to Section 6; and (e) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, separate indemnification agreement, or applicable law, as applicable. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to amounts and benefits specified in Section 9, subject to the conditions therein.

8.    Survival of Covenants.

(a)    Non-solicitation and Non-competition. The Executive agrees that during the Employment Term and for twelve (12) months thereafter, Executive will not solicit any employee of the Company for employment other than at the Company or one of its subsidiaries or affiliates, and that during the Employment Term will not directly or indirectly engage in, have any ownership interest in or participate in any entity that competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. Executive’s passive ownership of not more than 3% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 8(a).

(b)    Nondisparagement. During the Employment Term and for twelve (12) months thereafter, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company, the members of the Board or the chief executive staff. During the Employment Term and for twelve (12) months thereafter, members of the Board and the chief executive staff will not knowingly and materially publicly disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing and subject to Section 13 of this Agreement, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are required to provide such information pursuant to applicable law or regulation.

9.    Severance.

(a)    Termination Without Cause Other Than During the Change of Control Transition Period. If Executive’s employment with the Company is terminated by the Company without Cause (as defined in this Agreement) other than during the Change of Control Transition Period (as defined in this Agreement), then subject to Executive signing and not revoking a release of claims in favor of the Company substantially in the form attached as Exhibit A to this Agreement, the Company shall provide severance pay and benefits, subject to continuing compliance with Section 8 hereof, as follows:

(i)    Base Salary. The Company shall provide monetary severance to Executive equal to one (1) year’s Base Salary and one (1) year’s Target Bonus. Such severance shall be paid ratably over twelve (12) months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company, subject to the provisions of Section 9(c) and any delay required to avoid taxation under Section 409A.

(ii)    Pay in Lieu of Continued Employee Benefits. In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), Executive shall receive payments of three thousand dollars ($3,000) per month for twelve (12) months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company, subject to the provisions of Section 9(c) and any delay required to avoid taxation under Section 409A.

(iii)    Equity Vesting Acceleration. Any outstanding equity compensation awards that vest solely based upon Executive’s continued service with the Company shall immediately accelerate vesting as to the number of shares that would have otherwise vested had Executive remained employed by the Company for twelve (12) months following Executive’s termination date. This includes equity compensation awards with a mixture of performance-based vesting and service-based vesting provisions as to which the performance metric has been achieved by the termination date, but not as to any such awards as to which the performance metric has not been achieved by the termination date. If, however, any such vesting acceleration does not result in any additional vesting due to a cliff-vesting provision of one (1) year or more, such awards shall vest as if the grant was initially subject to ratable monthly vesting over the entire vesting period, with an additional accelerated vesting of twelve (12) months added on to such-pro-rated vesting. Any such awards will otherwise remain subject to the terms of the applicable stock plan, grant and/or agreement.

(b)    Termination Without Cause or Voluntary Termination for Good Reason During the Change of Control Transition Period. If, during the period commencing on the three (3) month anniversary before and ending on the twelve (12) month anniversary following a Change of Control (as defined in this Agreement) (the “Change of Control Transition Period”), Executive’s employment with the Company (i) is terminated by the Company without Cause (as defined in this Agreement), (ii) voluntarily by Executive for

Good Reason (as defined in this Agreement), in each case subject to Executive signing and not revoking a release of claims in favor of the Company substantially in the form attached as Exhibit A to this Agreement, the Company shall provide severance pay and benefits, subject to continuing compliance with Section 8 hereof, as follows:

(i)    Base Salary. The Company shall provide monetary severance to Executive equal to eighteen (18) month’s Base Salary and one and one-half (1.5) times the Target Bonus. Such severance shall be paid ratably over twelve (12) months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company, subject to the provisions of Section 9(c) and any delay required to avoid taxation under Section 409A.

(ii)    Pay in Lieu of Continued Employee Benefits. In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), Executive shall receive payments of three thousand dollars ($3,000) per month for eighteen (18) months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company, subject to the provisions of Section 9(c) and any delay required to avoid taxation under Section 409A.

(iii)    Equity Vesting Acceleration. Any outstanding equity compensation awards that vest solely based upon Executive’s continued service with the Company shall immediately accelerate vesting 100%. This includes equity compensation awards with a mixture of performance-based vesting and service-based vesting provisions as to which the performance metric has been achieved by the termination date, but not as to any such awards as to which the performance metric has not been achieved by the termination date. Any such awards will otherwise remain subject to the terms of the applicable stock plan, grant and/or agreement. For the avoidance of doubt, if the Company terminates Executive’s employment with the Company without Cause or if Executive resigns from such employment for Good Reason prior to a Change of Control, then any unvested portion of Executive’s outstanding equity awards will remain outstanding for three (3) months or the occurrence of a Change of Control (whichever is earlier) so that any acceleration benefits can be provided if a Change of Control occurs within three (3) months following such termination (provided that in no event will the equity awards remain outstanding beyond the equity award’s maximum term or expiration date). In such case, if no Change of Control occurs within three (3) months following Executive’s termination, any unvested portion of Executive’s equity awards automatically will be forfeited without having vested.

(iv)    Voluntary Termination Without Good Reason or Termination for Cause; Death and Disability. If Executive’s employment terminates other than pursuant to (A) a voluntary termination for Good Reason or a termination by the Company without Cause during the Change of Control Transition Period or, (B) a termination by the Company without Cause other than during the Change of Control Transition Period, including due to Executive’s death or Disability, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately.

(c)    Separation Agreement and Release of Claims. Receipt of the severance payments and benefits specified in this Section 9 shall be contingent on Executive’s (or Executive’s estate, in the event of Executive’s death) execution of a full release of all claims against the Company in substantially the form attached to this Agreement as Exhibit A, and the lapse of any statutory period for revocation, and such release becoming effective in accordance with its terms within fifty-two (52) days following the termination date (the “Release Deadline”). Any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the fifty-third (53rd) day following Executive’s separation from service, or, if later, (A) with respect to severance payments or benefits payable under Sections 9(b)(i) and (ii), if Executive’s termination date occurs during the Change of Control Transition Period but prior to the closing of the Change of Control, on the date of the closing of the Change of Control, or (B) such time as required by Section 23(b) except that the acceleration of vesting of equity awards not subject to Section 409A will become effective on the release’s effective date, or, if later, with respect to the benefits provided in Section 9(b)(iii), if Executive’s termination date occurs within the Change of Control Transition Period but prior to the closing of the Change of Control, on the date of the closing of the Change of Control. Except as required by 23(b), any lump sum or installment payments that would have been made to Executive during the period between the date of the Executive’s separation from service and the fifty-third (53rd) day following Executive’s separation from service but for the preceding sentence will be paid to Executive on the fifty-third (53rd) day following Executive’s separation from service, or, if later, with respect to severance payments or benefits payable under Sections 9(b)(i) and (ii), if Executive’s termination date occurs during the Change of Control Transition Period but prior to the closing of the Change of Control, on the date of the closing of the Change of Control, and the remaining payments will be made as provided in this Agreement. If the release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release actually becomes effective and irrevocable. In no event will Executive have discretion to determine the taxable year of any payments.

(d)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment or benefit.

10.    Code Section 280G Best Results. If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. In no event will Executive have any discretion with respect to the ordering of Payment reductions.

The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

11.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” will mean: (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities hereunder and intended to result in material and substantial personal enrichment of the Executive, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) a willful act by the Executive which constitutes gross misconduct and which is materially injurious to the Company or its affiliates, and (iv) following delivery to the Executive of a written demand for performance from the Board which describes the basis for the Board’s belief that the Executive has performed his duties in a grossly negligent manner, the Executive’s failure to cure such acts of gross negligence within a reasonable period of no less than thirty (30) days from the date the Board provides written notice. The determination of “Cause” shall be made by the Board in its reasonable discretion within ninety (90) days of its initial existence and, with respect to Section 11(a)(iv), Executive must be provided with at least thirty (30) days to remedy the condition.

(b)    Change of Control. For the purposes of this Agreement, “Change of Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) a change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c)    Disability. For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity (after taking into account any reasonable accommodations that do not cause an undue burden on the Company) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(d)    Good Reason. For purposes of this Agreement, “Good Reason” is defined as, without the Executive’s consent, (i) a reduction in the Executive’s Base Salary (except pursuant to a reduction of no more than 10% of base salary generally applicable to senior executives of the Company), (ii) a material diminution of Executive’s authority or responsibilities, (iii) a reduction of Executive’s title, (iv) Executive ceasing to report directly to the Board, (v) the Board failing to re-nominate Executive for Board membership when his Board term expires while he is employed by the Company, or (vi) a material breach of this Agreement by the Company. In addition, upon any such voluntary termination for Good Reason the Executive must provide written notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided with at least thirty (30) days to remedy the condition.

12.    Indemnification. The Indemnification Agreement executed by Executive and the Company in connection with his initial employment with the Company will continue in full force and effect. In addition, subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. During the Employment Term and for a period of six (6) years thereafter, the Company shall maintain directors’ and officers’ liability insurance that names Executive as an insured under such policies at a level (including, but not limited to, amounts, deductibles, scope and exclusions) commensurate with that which is applicable at all relevant times to the Company’s most senior executives and directors; provided that, following the Employment Term, the Company may substitute the foregoing obligation for a single premium tail coverage with respect to such directors’ and officers’ liability insurance at a level (including, but not limited to, amounts, deductibles, scope and exclusions) at least as favorable as in the existing policies of the Company as were in effect immediately prior to the end of the Employment Term.

13.    Confidential Information. Executive will continue to abide by the terms of Executive’s previously executed Employment, Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”). Notwithstanding the foregoing, Executive understands that nothing in this Agreement or the Proprietary Information Agreement will in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will include filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Proprietary Information Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Proprietary Information Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement.

14.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the

Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

15.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: General Counsel

Rambus Inc.

1050 Enterprise Way, Suite 700

Sunnyvale, California 94089

If to Executive:

at the last residential address known by the Company

16.    Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

17.    Integration. This Agreement, together with the Indemnification Agreement, Proprietary Information Agreement and the equity award agreements covering Executive’s equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements or plans whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, including the Proprietary Information Agreement, then, subject to Section 13 relating to Protected Activity, the terms in this Agreement will prevail.

18.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.    Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21.    Governing Law. This Agreement will be governed by the laws of the State of California, without regard to its conflict of laws provisions.

22.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits are considered deferred compensation Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”) (together, the Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Compensation Separation Benefits, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(d)    The “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal

Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; provided, that this clause (e) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (z) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(f)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

24.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

RAMBUS INC.

/s/ Charles Kissner		July 17, 2017
By:	Charles Kissner	Date

EXECUTIVE:

/s/ Ronald Black		July 17, 2017
Ronald Black		Date

EXHIBIT A

RAMBUS INC.

RONALD BLACK

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Rambus Inc. (the “Company”) and Ronald Black (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the employment agreement by and between Company and Employee (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.    Termination. Employee’s employment from the Company terminated on                      (the “Termination Date”).

2.    Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employment, Confidential Information and Invention Assignment Agreement, between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3.    Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4.    Consideration. The Company shall provide Employee with all of the severance benefits, both in the manner and substance, described in Section 9[(a)/(b)] of the Employment Agreement

5.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e)    any and all claims for violation of the federal, or any state, constitution;

(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Employee under the Employment Agreement. Nothing in this Agreement waives (i) Employee’s rights to indemnification or any payments under any insurance policy, if any, provided by any act, articles of incorporation, by-laws or agreement of the Company, state or federal law or policy of insurance; (ii) any vested rights that Employee has under any employee benefit plans of the Company.

6.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

7.    Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

8.    No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein, or as necessary to enforce the terms of this Agreement, the Employment Agreement or any equity award agreements entered into between the Company and Employee. The Company represents that neither it nor any of its affiliates has any lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against Employee. The Company represents that neither it nor any of its affiliates intend to bring any claims on its own behalf or on behalf of any other person or entity against Employee. Notwithstanding the foregoing, the Company does not make any representations as to any shareholder derivative actions that may be brought against or otherwise involve Employee.

9.    Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

10.    No Cooperation. Subject to Section 11 regarding Protected Activity, Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

11.    Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity, including filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

12.    No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

13.    Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

14.    Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Proprietary Information Agreement (as defined in the Employment Agreement).

15.    Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. The Company represents and warrants that (a) the Company’s Board of Directors has duly and validly authorized the execution, delivery and performance of this Agreement; and (b) the person signing this Agreement on behalf the Company has the necessary legal authority to execute this Agreement and bind the Company to the terms, conditions, covenants, agreements, and obligations set forth in this Agreement.

16.    No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

17.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

18.    Entire Agreement. This Agreement, along with the Proprietary Information Agreement, Sections 8, 10, 12, 15 and 23 of the Employment Agreement, and Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

19.    No Oral Modification. This Agreement may only be amended in writing signed by Employee and an officer (other than the CEO) of the Company.

20.    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

21.    Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

22.    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)    They have read this Agreement;

(b)    They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)    They understand the terms and consequences of this Agreement and of the releases it contains;

(d)    They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Rambus Inc.

Dated: , 20	By

Ronald Black, an individual

Dated: , 20